Exhibit A

MERGER EXCHANGE NOTICE TO THE

SHAREHOLDERS OF AMÉRICA TELECOM, S.A.B. DE C.V.

1.	GENERAL

América Móvil, S.A.B. de C.V. (“América Móvil”) and América Telecom, S.A.B. de C.V. (“América Telecom”) hereby inform their respective shareholders and the investing public in general that, as has previously been publicly disclosed, on December 13, 2006, at extraordinary general shareholders’ meetings of América Telecom, Corporativo Empresarial de Comunicaciones, S.A. de C.V. (“Corporativo”), and América Móvil, respectively, the shareholders of these companies approved the merger of América Telecom and Corporativo, as merging entities, with and into América Móvil, as the surviving entity.

Pursuant to (i) the resolutions reached at the aforementioned extraordinary general shareholders’ meetings; (ii) the merger agreement entered into by the three companies on the same date; and (iii) Article 225 of Mexico’s General Corporate Law (Ley General de Sociedades Mercantiles), the merger would take effect upon the inscription of the companies’ respective merger resolutions in the public commercial registry of Mexico City (Registro Público de Comercio del Distrito Federal) (the “Public Registry”), with América Móvil assuming the debts and other rights and obligations of the merged entities at such time.

On December 12, 2006, Mexico’s Antitrust Commission (Comisión Federal de Competencia) gave its approval to the merger in its decree no. SE-10-096-2006-810.

The financial statements used as a basis for the merger were published in Mexico’s official gazette (Diario Oficial de la Federación) on December 22, 2006, and the companies’ respective merger resolutions were presented for their inscription in the the Public Registry on the same day under the record (folio mercantil) no. 671651.

2.	EFFECTIVENESS OF THE MERGER

On January 12, 2007, América Móvil was notified by the Public Registry that the merger resolutions referred to above had been inscribed in the Public Registry on January 8, 2007, under record (folios mercantiles) nos. 263770, 282297 and 281998, for América Móvil, América Telecom and Corporativo, respectively, the merger having taking effect on such date.

In light of the foregoing and as a result of the resolutions adopted by the companies’ respective shareholders referred to above, and as a result of the merger agreement entered into between the three companies, whereas América Telecom was the holder of 7,587,453,264 fully-paid Series “AA” Shares and 6,831,297,236 fully-paid Series “L” Shares of América Móvil and Corporativo was the holder of 211,249,500 fully-paid Series “L” Shares of América Móvil, the equity of América Móvil is to be adjusted as follows: (i) 603,143,698 Series “L” Shares shall be canceled, affecting the equity of the company in an amount equivalent to Ps. 5,026,198, and (ii) 14,026,856,302 shares (comprising 7,587,453,264 Series “AA” shares and 6,439,403,038 Series “L” shares) will be canceled and re-issued in the form of either Series “AA” shares or Series “L” shares according to the elections made by the shareholders of América Telecom described in Section 4 (Exchange of Shares) below. Pursuant to the shareholder resolutions, title to the 14,026,856,302 newly issued shares of América Móvil will be transferred, upon satisfaction of the conditions listed in this Merger Exchange Notice, to the shareholders of América Telecom, commencing on Monday, January 22, 2007 (the “Exchange Commencement Date”).

As a result of the foregoing, it is necessary for shareholders of América Telecom to proceed with the exchange of their América Telecom shares for new América Móvil shares, which will be issued commencing on the Exchange Commencement Date, in accordance with resolutions adopted at the extraordinary general shareholders’ meeting of América Móvil and in accordance with its bylaws, at an exchange rate of 4.07128 shares of América Móvil for each share of América Telecom.

3.	INFORMATION REGARDING THE LISTING OF AMÉRICA TELECOM SHARES

As the merger has become effective, shares of capital stock of América Telecom will cease to be listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) (“BMV”) following the close of trading on the BMV on Friday, January 19, 2007 (the “Record Date”).

In order to allow América Móvil to proceed in accordance with the resolutions adopted at the extraordinary general shareholders’ meetings mentioned in Section 1, the terms and conditions of the merger agreement and Section 4 (Exchange of Shares) below, to bring about the exchange of the shares of capital stock of América Telecom for shares of capital stock of América Móvil, the Mexican securities depositary, S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (“Indeval”) will issue, as of Friday, January 19, 2007, to brokers or other intermediaries that so request, receipts evidencing the shares of América Telecom deposited with such institution in order to allow such receipts to be delivered to the Secretary of the Board of Directors of América Móvil to serve as the basis for effectuating the exchange of América Telecom shares for América Móvil shares in accordance with this notice.

Brokers or other intermediaries must request these deposit receipts at the following address:

S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores

Attention: Mr. Noe Reyes Lopez

Telephone: 5726-6902

4.	EXCHANGE OF SHARES

We hereby inform you that the exchange of shares of América Telecom for shares of América Móvil will commence on the Exchange Commencement Date (as defined in Section 2 above), only in Mexico, and that the right to the exchange of shares of América Telecom for shares of América Móvil may be exercised, in accordance with paragraph c) of this Section 4 (Exchange of Shares), through (i) Indeval or (ii) the Secretary of the Board of Directors of América Móvil.

Furthermore, we hereby inform you that, for purposes of the exchange, shareholders possessing physical share certificates of América Telecom must present such certificates at the office of the Secretary of the Board of Directors of América Móvil, as provided in paragraph c) of this Section 4 (Exchange of Shares).

The following is the procedure for the exchange of shares:

a).	Eligibility: The exchange of shares, which is the subject of this notice, is only open to those persons who are shareholders of América Telecom on the Record Date, such persons being entitled to receive shares of América Móvil to which they are entitled as a result of the merger of América Telecom and Corporativo, as merging entities, with and into América Móvil, as the surviving entity. For purposes of the exchange, such shareholders of América Telecom (whether they are shareholders directly or hold through an intermediary) must obtain the deposit receipt issued by Indeval referred to in Section 3 (Information Regarding the Listing of América Telecom Shares) above, except for those shareholders of América Telecom who hold physical share certificates of América Telecom.

b).

Series Election: Since the capital stock of América Móvil is represented by different series of shares (including Series “AA” and Series “L”), the shareholders of América Telecom must notify their broker or other intermediary of the series of shares (either Series “AA” or Series “L”) that they wish to receive in exchange for their shares of América Telecom so that such broker or other intermediary may notify Indeval and the Secretary of the Board of Directors of América Móvil in writing of such election. The exchange of shares of América Móvil by series (“AA” and/or “L”), in accordance with the foregoing, will at all times be subject to the legal and statutory requirements referred to in paragraph c) of this

Section 4 (Exchange of Shares). Written election notices referred to herein will be received by the Secretary of the Board of Directors of América Móvil under the principle of “first come, first served”. The two series of shares that shareholders can elect are the following:

(i)	Series “AA”: This is a series of voting common shares without par value. The bylaws of América Móvil provide that this series of shares can only be held by Mexican investors, and must at all times represent between 20% and 51% (inclusive) of the equity of América Móvil. At the same time this series must at all times represent at least 51% of the voting rights of common shares of América Móvil.

(ii)	Series “L”: This series of shares provides limited voting rights and is without par value. The bylaws of América Móvil provide that this series of shares can be held by Mexican investors or by foreign persons, or by Mexican entities that are majority held by, or controlled by, foreign investors. The Series L Shares, together with Series A Shares, may not at any time represent more than 80% of the equity of América Móvil.

Brokers or other intermediaries must send the written notice of election (whether for shares held for their own account or for the accounts of others) to the attention of the Secretary of the Board of Directors of América Móvil (Mr. Alejandro Cantú Jiménez, esq.) at the following address:

Lago Alberto 366

Torre 1, Piso 1

Colonia Anáhuac

11320, Mexico City, Mexico

Opening Hours: 9:00 a.m. to 5:00 p.m.

The aforementioned written notices of election will be filed by América Móvil as they are received in order to allow the company to assign to each broker or other intermediary the shares of América Móvil elected according to the principle of “first come, first served”. The foregoing will be at all times subject to the legal and statutory requirements referred to in paragraph c) below.

c)	Legal and Statutory Requirements: In light of the quota and nationality restrictions contained in the bylaws of América Móvil, the resolutions adopted at the extraordinary general shareholders’ meeting of América Móvil provide that the shareholders of América Telecom shall receive shares of each of the series of shares of América Móvil proportionally to the holdings of América Telecom, or, if possible, in different proportions in accordance with the requests of the shareholders of América Telecom, but at all times subject to the requirement to not exceed the limits corresponding to each series, as specified in the bylaws of América Móvil. If by the 30th calendar day following the publication of this notice, a shareholder has not made a clearly manifested election, such shareholder will receive Series “L” Shares to the extent that Series “L” Shares can be issued.

If a shareholder wishes to receive Series “AA” Shares of América Móvil, such shareholder must make an appearance at the offices of Mr. Rafael Robles Miaja, esq., the representative selected by the shareholders of América Telecom at their extraordinary general shareholders’ meeting, which offices are located at Blvd. Manuel Ávila Camacho 24, Piso 7, Lomas de Chapultepec, 11000, México, Distrito Federal, México, upon prior notice by telephone to 5540-9225, and present evidence, sufficient in the judgment of Mr. Robles, of his or her status as a shareholder of América Telecom and of his or her satisfaction of the eligibility requirements imposed by the bylaws of América Móvil, including those relating to nationality. Once these requirements are judged to be satisfied, Mr. Robles will notify the Secretary of the Board of Directors of América Móvil, so that the exchange can be carried out.

If a shareholder wishes to receive only Series “L” Shares of América Móvil, he or she may effect the exchange of his or her América Telecom shares in accordance with this Section 4 (Exchange of Shares). The election of shareholders is subject to, in addition to other requirements mentioned herein, such election fitting within the series quotas established by the bylaws of América Móvil.

WE REITERATE THAT SHAREHOLDERS OF AMÉRICA TELECOM WHO, ON THE 30TH CALENDAR DAY FOLLOWING THE PUBLICATION OF THIS MERGER EXCHANGE NOTICE, HAVE NOT MADE A CLEARLY MANIFESTED ELECTION, WILL RECEIVE SERIES “L” SHARES OF AMÉRICA MÓVIL.

d).	Exchange Election Period: The shareholders of América Telecom may elect either Series “AA” Shares or Series “L” Shares in accordance with the foregoing from the date of publication of this notice until Thursday, February 15, 2007. In accordance with the shareholders’ resolutions referred to in Section 1 (General), if, by Thursday, February 15, 2007, no election has been made by a shareholder, such shareholder will receive Series “L” Shares.

THIS EXCHANGE OFFER IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE EXCHANGE OFFER, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

Mexico City, Mexico, January 16, 2007

Alejandro Cantú Jiménez Secretary of the Board of Directors of América Móvil, S.A.B de C.V.	Rafael Robles Miaja Representative appointed by the general extraordinary shareholders’ meeting of América Telecom, S.A.B. de C.V.

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